Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Callon Petroleum Company on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Callon Petroleum Company on Form S-3 (File No. 333-202038), Form S-3ASR (File No. 333-210612), and on Forms S-8 (File No. 333-176061, File No. 333-212044, File No. 333-109744, File No. 333-188008, and File 333-224829).

/s/ GRANT THORNTON LLP

Houston, Texas
February 26, 2019